Exhibit 2.1

                                                        EXECUTION COPY
                                                        --------------





                            AMENDED AND RESTATED

                        MEMORANDUM OF UNDERSTANDING

                               BY AND BETWEEN

                      THE FURUKAWA ELECTRIC CO., LTD.

                                    AND

                              COMMSCOPE, INC.








                       DATED AS OF NOVEMBER 15, 2001

                             TABLE OF CONTENTS


                                 ARTICLE I

                               DEFINED TERMS

Section 1.1.        Defined Terms.......................................1
Section 1.2.        Other Defined Terms.................................5

                                 ARTICLE II

                         INVESTMENT IN THE CABLE JV

Section 2.1.        Investment Commitment...............................5
Section 2.2.        Investment in the Cable JV..........................6
Section 2.3.        Effect of Reduction in Purchase Price...............6
Section 2.4.        Contribution to the Cable JV........................6
Section 2.5.        Working Capital Commitments.........................6

                                ARTICLE III

                       REPRESENTATIONS AND WARRANTIES

Section 3.1.        Representations and Warranties of Furukawa..........7
Section 3.2.        Representations and Warranties of CommScope.........7

                                 ARTICLE IV

                ARRANGEMENT OF INTELLECTUAL PROPERTY MATTERS

Section 4.1.        Cable Cross-License Agreement.......................8
Section 4.2.        Additional Intellectual Property Matters............8

                                 ARTICLE V

                          CONTRACTUAL ARRANGEMENTS

Section 5.1.        Matters Relating to the Purchase Agreement..........8
Section 5.2.        Optical Fiber Supply Agreement......................9
Section 5.3.        CommScope Sales and Marketing Arrangement..........10
Section 5.4.        Letter Agreement...................................10
Section 5.5.        Amended LLC Agreement..............................10
Section 5.6.        Right to Put Membership Interest in the Cable JV...11
Section 5.7.        Registration Rights................................12
Section 5.8.        Fiber Sourcing.....................................12
Section 5.9.        Fitel USA..........................................12
Section 5.10.       Revolving Credit Agreement.........................12

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                                 ARTICLE VI

                     PUBLIC STATEMENTS; CONFIDENTIALITY

Section 6.1.        Public Statements..................................13
Section 6.2.        Confidentiality....................................13
Section 6.4.        Privileged Information.............................13

                                ARTICLE VII

                                COOPERATION

Section 7.1.        Cooperation........................................14
Section 7.2.        Division of OFS....................................15

                                ARTICLE VIII

                          EMPLOYEE RELATED MATTERS

Section 8.1.        Non-Solicitation...................................15

                                 ARTICLE IX

                                 CONDITIONS

Section 9.1.        Furukawa Conditions................................16
Section 9.2.        CommScope Conditions...............................16

                                 ARTICLE X

                                TERMINATION

Section 10.1.       Termination........................................16
Section 10.2.       Effect of Termination..............................17

                                 ARTICLE XI

                             GENERAL PROVISIONS

Section 11.1.       Expenses...........................................17
Section 11.2.       Assignment.........................................18
Section 11.3.       Governing Law......................................18
Section 11.4.       Entire Agreement...................................18
Section 11.5.       Counterparts.......................................18
Section 11.6.       Amendment..........................................18
Section 11.7.       Successors and Assigns.............................18
Section 11.8.       Notices............................................18
Section 11.9.       Third-Party Beneficiaries..........................19
Section 11.10.      Survival...........................................19
Section 11.11.      Consent to Jurisdiction............................19
Section 11.12.      Waiver of Jury Trial...............................20

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

EXHIBITS

Exhibit 1.1 Amended and Restated Limited Liability Company Agreement of OFS BrightWave, LLC
Exhibit 2.4     Form of Closing Instruments
Exhibit 2.5     Form of CommScope Revolving Credit Agreement and Note
Exhibit 4.1     Form of Cable Cross-License Agreement
Exhibit 4.2     Patent Management Guidelines
Exhibit 5.2     Form of Optical Fiber Supply Agreement
Exhibit 6.1-A   Press Release of CommScope, Inc.
Exhibit 6.1-B   English Translation of the Press Release of The Furukawa
                    Electric Co., Inc.



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



          THIS AMENDED AND RESTATED MEMORANDUM OF UNDERSTANDING (this "Agreement") is entered into as of November 15, 2001, by and between The Furukawa Electric Co., Ltd., a corporation organized under the laws of Japan ("Furukawa"), and CommScope, Inc., a Delaware corporation ("CommScope").

          WHEREAS, Furukawa and Lucent Technologies Inc. ("Lucent") have entered into an Asset and Stock Purchase Agreement, dated as of July 24, 2001, as amended by Amendment No. 1 to the Purchase Agreement, dated as of November 15, 2001 (as amended, the "Purchase Agreement"), pursuant to which, among other things, Furukawa agreed to purchase substantially all of Lucent's Optical Fiber Solutions business other than Lucent's interest in two joint ventures in China ("OFS"), subject to the terms and conditions set forth in the Purchase Agreement;

          WHEREAS, Furukawa and CommScope have entered into a Memorandum of Understanding, dated as of July 24, 2001 (the "MOU"), pursuant to which, among other things, Furukawa and CommScope agreed to form certain entities (the "Joint Ventures") to jointly acquire and operate the Fiber Business and the Cable Business (each as defined below);

          WHEREAS, Furukawa and CommScope have entered into a letter agreement, dated as of October 11, 2001 (the "Letter Agreement");

          WHEREAS, Lucent, CommScope and Furukawa have entered into a Financing Agreement, dated as of July 24, 2001, as amended and supplemented by the Supplement to the Financing Agreement, dated as of November 9, 2001 (as supplemented, the "Financing Agreement"); and

          WHEREAS, Furukawa and CommScope mutually desire to terminate the Letter Agreement and amend and restate the MOU in its entirety to provide for CommScope's continued participation in the OFS transaction on the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Furukawa and CommScope agree to amend and restate the MOU in its entirety as follows:

                                 ARTICLE I

                               DEFINED TERMS

          Section 1.1. Defined Terms. For purposes of this Agreement, the following terms shall have the following meanings:

          "Agreement" shall have the meaning set forth in the preamble.

          "Amended LLC Agreement" means the amended and restated limited liability company agreement of the Cable JV, by and among the Cable JV, Furukawa (or its wholly owned Subsidiary) and CTV Member, in the form attached hereto as Exhibit 1.1.

          "Buyer Entity" means any one or more of the Cable JV Entities, OFS Fitel, any Subsidiary or controlled Affiliate of OFS Fitel and/or any branch or representative office of any of the foregoing.

          "Cable Business" means the optical cable related assets and fiber manufacturing facilities of OFS, other than the assets located in Denmark or otherwise allocated to the Fiber Business, the Specialty Business or the FOAP Business, which includes (i) the capital stock of Solutions, which owns the Norcross Plant; (ii) the assets associated with the Norcross Plant; (iii) the OFS assets of Lucent Technologies Network Systems do Brazil Ltda. in Brazil; (iv) the OFS assets of Lucent Technologies Nederland B.V. in The Netherlands; (v) the OFS assets of Lucent Technologies NS GmbH (Fiber Cable) in Germany; and (vi) joint venture interests in Lucent Technologies Sviazstroy Fiber Optic Cable Co. and Fitel Lucent Technologies. Notwithstanding that the Norcross Plant manufactures both cable and fiber, Solutions in its entirety is included in the Cable Business. In addition, OFS's premise cable operations that are located at the Norcross Plant will initially be part of the Cable Business until such time as the FOAP Business is sold, at which time the parties shall agree on a mutually satisfactory treatment of the premise cable operations.

          "Cable JV" means OFS BrightWave, LLC, a Delaware limited liability company, or such other entity designated by Furukawa, with CommScope's prior written consent, under Section 1.3 of the Purchase Agreement to acquire and operate the Cable Business, such consent not to be unreasonably withheld.

          "Cable JV Entity" means any of the Cable JV, any Subsidiary or controlled Affiliate of the Cable JV and/or any branch or representative office of any of the foregoing.

          "Certificate" shall have the meaning set forth in Section 5.4 hereof.

          "Closing Instruments" shall have the meaning set forth in Section
2.4 hereof.

          "Commitment" means $203,388,000.00

          "CommScope" shall have the meaning set forth in the preamble.

          "CommScope Covered Entity" shall have the meaning set forth in Section 8.2 hereof.

          "CommScope Working Capital Amount" shall mean $30.0 million.

          "Confidentiality Agreement" means the Confidentiality Agreement, dated as of July 4, 2001, by and between Furukawa and CommScope.

          "Covered Entity" shall have the meaning set forth in Section 8.1 hereof.

          "Cross-License" shall have the meaning set forth in Section 4.1 hereof.

          "CTV Member" shall have the meaning set forth in Section 2.2 hereof.

          "CTV Stock" shall have the meaning set forth in Section 2.1 hereof.

          "Employee Matters" shall have the meaning set forth in Section
7.1 hereof.

          "Exercise Date" shall have the meaning set forth in Section 5.6 hereof.

          "Exercise Period" shall have the meaning set forth in Section 5.6 hereof.

          "Exercise Price" shall have the meaning set forth in Section 5.6 hereof.

          "FOAP Business" means the assets and manufacturing facilities of OFS relating to connectors, adapters, jumpers, closures, distribution frames, premises cable and wiring harnesses.

          "Fiber Business" means the optical fiber (including ocean fiber) related assets and optical fiber (including ocean fiber) manufacturing facilities of OFS (other than the assets of the Norcross Plant that are allocated to the Cable Business), which includes (i) the assets associated with OFS's Sturbridge, Massachusetts facilities and (ii) a joint venture interest in Litespec Optical Fiber, LLC.

          "Financing Agreement" shall have the meaning set forth in the recitals.

          "Fitel" means Fitel Lucent Technologies, a New York partnership.

          "Fitel USA" means Fitel USA Corp., a Delaware corporation and the sole-member of the Cable JV.

          "Furukawa" shall have the meaning set forth in the preamble.

          "Furukawa Covered Entity" shall have the meaning set forth in
Section 8.1 hereof.

          "Furukawa Indemnity" shall have the meaning set forth in Section 5.5(c) hereof.

          "Initial Entity" means any one or more of OFS Fitel Components Inc., a Delaware corporation, OFS Fitel Laboratories Inc., a Delaware corporation, OFS Lycom Inc., a Delaware corporation, Fitel IP Holdings LLC, a Delaware limited liability company, and/or any Subsidiary of any of the foregoing.

          "Initial Ownership Percentage" shall have the meaning set forth in Section 2.2 hereof.

          "Investment" shall mean an amount equal to (i) the Commitment less (ii) the CommScope Working Capital Amount.

          "Letter Agreement" shall have the meaning set forth in the recitals.

          "Lucent" shall have the meaning set forth in the recitals.

          "Lucent Indemnified Person" shall have the meaning set forth in
Section 5.1(a) hereof.

          "MOU" shall have the meaning set forth in the recitals.

          "Joint Ventures" shall have the meaning set forth in the recitals.

          "Norcross Plant" means the manufacturing facility owned by Solutions that is located in Norcross, Georgia.

          "OFS" shall have the meaning set forth in the recitals.

          "OFS Fitel" means OFS Fitel, LLC, a Delaware limited liability company, or such other entity designated by Furukawa under Section 1.3 of the Purchase Agreement to acquire and operate the Fiber Business, the FOAP Business, the Specialty Business and/or the Research Business.

          "Purchase Agreement" shall have the meaning set forth in the recitals.

          "Reimbursable Expenses" means, and is limited solely to, the reasonable out-of-pocket expenses incurred after July 24, 2001 through the Closing by CommScope (or CommScope's outside accountants, consultants, attorneys, advisors or other representatives) or Furukawa (or Furukawa's outside accountants, consultants, attorneys, advisors or other representatives) directly on behalf of any Buyer Entity (other than any Initial Entity); provided that Reimbursable Expenses shall not include any cost or expense incurred (a) in respect of any employee of CommScope or Furukawa, as applicable, or any Subsidiary or Affiliate of CommScope or Furukawa, as applicable, (b) in connection with or relating to CommScope's or Furukawa's, as applicable, proposed financing or (c) in furtherance of CommScope's or Furukawa's interest, as applicable, rather than the direct interest of any Buyer Entity (including the negotiation of arrangements between CommScope and Furukawa, or their respective Subsidiaries and Affiliates, regarding the Buyer Entities or Initial Entities, and any leases, licenses or other contractual arrangements between or among such Buyer Entities or Initial Entities); provided, however, that, notwithstanding the foregoing, any direct out-of-pocket cost incurred by CommScope or Furukawa, as applicable, prior to July 24, 2001 to pay any environmental consultant (other than any attorneys) to prepare an environmental report covering OFS's properties shall be deemed to constitute a Reimbursable Expense, up to and including the lesser of (i) one-half of the aggregate of any such costs and (ii) $75,000, if such report has been delivered to the other party hereto.

          "Representative" means, with respect to any Person, any Subsidiary or Affiliate of such Person, or any director, officer, employee, member, partner, representative, agent, attorney, accountant, advisor or consultant of any of such Person or any Subsidiary or Affiliate of such Person, or any other Person or entity directly or indirectly controlled by such Person or any of the foregoing.

          "Research Business" means the research business of OFS heretofore conducted or operated at Lucent's Bell Laboratories facilities.

          "Revised Purchase Price" shall have the meaning set forth in
Section 2.3 hereof.

          "Shin-Etsu Letter Agreement" means the letter agreement, dated as of November 15, 2001, by and between Furukawa and Lucent, relating to the Contractual Agreement, dated as of January 8, 2001, by and between Lucent and Shin-Etsu Chemical Co., Ltd.

          "Solutions" means Lucent Technologies Optical Fiber Solutions Inc., a Delaware corporation.

          "Specialty Business" means the specialty fiber related assets and the specialty fiber manufacturing facilities of OFS, which includes (i) the capital stock of Lucent Technologies Optical Specialty Fibers Inc., which owns the Somerset, New Jersey facilities; (ii) the assets associated with OFS's Somerset, New Jersey facilities or the Avon, Connecticut facilities;
(iii) the capital stock of Lucent Technologies Denmark Holdings ApS, which owns (either directly or through its Subsidiaries) OFS's business located in Denmark; and (iv) a joint venture interest in Lucent Technologies Yazaki Ltd.

          "Statement" means a reasonably detailed written statement of Reimbursable Expenses, which shall include original invoices of all outside accountants, consultants, attorneys, advisors or other representatives the fees and expenses of which are indicated to be Reimbursable Expenses on such statement.

          "Supply Agreement" shall have the meaning set forth in Section
5.2 hereof.

          "Transaction Information" means any information relating to Furukawa, Lucent, OFS, any Buyer Entity, any Initial Entity, or any Subsidiary or Affiliate of any of the foregoing that is defined to be Confidential Information under either the Purchase Agreement or the Confidentiality Agreement, or that has been prepared by CommScope, Furukawa, Lucent, OFS, any Buyer Entity, any Initial Entity, any Representative of any of the foregoing or otherwise that contains or reflects any such Confidential Information, including, without limitation, any such information contained or reflected in any documentation, oral or written analyses, compilations, studies or other reports or documents and any other written material that contains or reflects any such Confidential Information.

          Section 1.2. Other Defined Terms. Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Purchase Agreement.

                                ARTICLE II

                         INVESTMENT IN THE CABLE JV

          Section 2.1. Investment Commitment. Subject to the terms and conditions set forth herein, CommScope shall deliver to Lucent at the Closing, in lieu of a portion of the Purchase Price as contemplated by
Section 1 of the Financing Agreement, a number of shares of common stock, par value $0.01 per share, of CommScope ("CTV Stock") and/or cash that in the aggregate shall satisfy a portion of the Purchase Price equal to the Commitment. Other than with respect to the CommScope Working Capital Amount, any cash or shares of CTV Stock delivered to Lucent by CommScope under this Section 2.1 shall be deemed to have been contributed to the Cable JV as a capital contribution and shall be deemed paid on behalf of the Cable JV in partial satisfaction of the Purchase Price.

          Section 2.2. Investment in the Cable JV. Provided that CommScope shall have performed all obligations and agreements and complied in all respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing, including without limitation its obligations under Section 2.1 hereof, at the Closing, the Cable JV shall issue membership or other ownership interests to CommScope or a wholly owned direct or indirect Subsidiary of CommScope (such entity as designated by CommScope, the "CTV Member") such that the CTV Member's relative limited liability company interest in the Cable JV, as calculated immediately following such issuance (the "Initial Ownership Percentage"), shall be equal to a fraction, (a) the numerator of which shall be the Investment and (b) the denominator of which shall be $940,677,227.73, subject to adjustment as set forth in Section 2.3 hereof.

          Section 2.3. Effect of Reduction in Purchase Price. In the event that Lucent agrees prior to the Closing to amend the Purchase Agreement to reduce the Purchase Price (the "Revised Purchase Price") below $2,300,000,000.00, the denominator set forth in Section 2.2(b) hereof shall be amended by multiplying such amount by a fraction, (a) the numerator of which shall be the Revised Purchase Price and (b) the denominator of which shall be the Purchase Price (prior to such revision). Notwithstanding the foregoing, in the event that any such reduction of the Purchase Price is based in whole or in part on an issue that affects any Buyer Entity disproportionately, the parties shall negotiate in good faith to adjust the formula set forth in the first sentence of this Section 2.3 to reflect the disproportionate impact of that issue. Notwithstanding anything contained herein to the contrary, neither the denominator set forth in Section 2.2(b) nor the amount to be funded (or deemed to be funded) to the Cable JV by Furukawa (or its wholly owned Subsidiary) at the Closing shall be reduced as a result of the hold back of any portion of the Purchase Price at the Closing, whether pursuant to Section 8.5 of the Purchase Agreement or otherwise.

          Section 2.4. Contribution to the Cable JV. At the Closing, Furukawa shall, pursuant to Section 1.3 of the Purchase Agreement, substitute the Cable JV Entities in place of itself for performance to and by Furukawa with respect to the Cable Business under the Purchase Agreement and the Collateral Agreements. Such substitution and assignment shall be effected by such bill of sale, assumption and assignment agreements (together with any appendices thereto, the "Closing Instruments") as are executed by the Cable JV Entities, Lucent and the Selling Subsidiaries at the Closing to effect the transactions contemplated by this Agreement and the Purchase Agreement with respect to the Cable Business, substantially in the form attached hereto as Exhibit 2.4. At the Closing, Furukawa shall, or shall cause the Cable JV Entities to, execute and deliver the Closing Instruments. Any cash delivered to Lucent by Furukawa (or a Subsidiary of Furukawa) at the Closing with respect to the Cable Business shall be deemed to have been contributed to the Cable JV as a capital contribution and shall be deemed paid on behalf of the Cable JV in partial satisfaction of the Purchase Price.

          Section 2.5. Working Capital Commitments. Provided that CommScope shall have satisfied its obligations hereunder, including its obligations under Section 2.1 hereof, at the

Closing, the CTV Member shall be deemed to have made a working capital loan to the Cable JV pursuant to the terms of the loan agreement, the form of which is attached hereto as Exhibit 2.5 (the "Revolving Credit Agreement"), in an amount equal to the CommScope Working Capital Amount.

                                ARTICLE III

                       REPRESENTATIONS AND WARRANTIES

          Section 3.1. Representations and Warranties of Furukawa. Furukawa represents and warrants to CommScope that:

          (a) (i) execution and delivery of this Agreement by Furukawa, the performance by Furukawa of its obligations hereunder, and the consummation by Furukawa of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Furukawa and
(ii) this Agreement has been duly executed and delivered by Furukawa and, assuming the due execution and delivery by CommScope, constitutes a legal, valid and binding obligation of Furukawa enforceable against it in accordance with its terms;

          (b) there is no action, suit or proceeding pending against Furukawa or, to Furukawa's knowledge, threatened in any court or by or before any other governmental agency or instrumentality which would prohibit Furukawa from entering into, or that could have a material adverse effect on Furukawa's ability to perform its obligations under, this Agreement; and

          (c) no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required to be obtained by Furukawa that has not been obtained in connection with the execution, delivery and performance of this Agreement by Furukawa or the consummation by each of them of the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Furukawa and the consummation of the transactions contemplated hereby by Furukawa does not conflict with, or result in a breach of, any law or regulation of any governmental authority applicable to Furukawa or any material agreement to which Furukawa is a party.

          Section 3.2. Representations and Warranties of CommScope. CommScope represents and warrants to Furukawa that:

          (a) (i) the execution and delivery of this Agreement by CommScope, the performance by CommScope of its obligations hereunder, and the consummation by CommScope of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of CommScope and (ii) this Agreement has been duly executed and delivered by CommScope and, assuming the due execution and delivery by Furukawa, constitutes a legal, valid and binding obligation of CommScope enforceable against it in accordance with its terms;

          (b) there is no action, suit or proceeding pending against CommScope or, to CommScope's knowledge, threatened in any court or by or before any other governmental agency or instrumentality which would prohibit CommScope from entering into, or that could have a material adverse effect on CommScope's ability to perform its obligations under, this Agreement;

          (c) no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required to be obtained by CommScope that has not been obtained in connection with the execution, delivery and performance of this Agreement by CommScope or the consummation by each of them of the transactions contemplated hereby. The execution, delivery and performance of this Agreement by CommScope and the consummation of the transactions contemplated hereby by CommScope does not conflict with, or result in a breach of, any law or regulation of any governmental authority applicable to CommScope or any material agreement to which CommScope is a party; and

          (d) CommScope has in its possession funds and/or authorized stock reserved for issuance sufficient to satisfy its obligations hereunder.

                                ARTICLE IV

                ARRANGEMENT OF INTELLECTUAL PROPERTY MATTERS

          Section 4.1. Cable Cross-License Agreement. At the Closing, CommScope and the Fitel USA shall enter into a definitive cross-license agreement, substantially in the form attached hereto as Exhibit 4.1 (the "Cross-License").

          Section 4.2. Additional Intellectual Property Matters. The Buyer Entities shall hold, prosecute and maintain the Assigned Patents and the Assigned Trademarks (each as defined by the Intellectual Property
Agreement), and shall engage in licensing and patent infringement litigation, as contemplated by Exhibit 4.2 attached hereto.

                                 ARTICLE V

                          CONTRACTUAL ARRANGEMENTS

         Section 5.1. Matters Relating to the Purchase Agreement.
                      ------------------------------------------

          (a) Indemnification Rights; Enforcement. If any of Furukawa, CommScope, the Buyer Entities, the Initial Entities, or any Representative of any of the foregoing (each a "Lucent Indemnified Person") suffers or incurs any loss or expense which is indemnifiable by Lucent pursuant to the terms of the Purchase Agreement or any agreement entered into in connection therewith, the Lucent Indemnified Person (through a party hereto or a Buyer Entity) shall give prompt written notice to Furukawa and CommScope of that loss or expense. If such loss or expense is incurred (in whole or in part) by a Lucent Indemnified Person who does not have the right to exercise indemnity rights against Lucent directly pursuant to the Purchase Agreement, the relevant Buyer Entity or, if such Buyer Entity does not have the right to exercise such indemnity rights against Lucent directly, Furukawa shall, at such person's request and expense, exercise its rights under the Purchase Agreement or relevant ancillary agreements on behalf of such person to seek indemnity for such loss or expense from Lucent. Furukawa and

CommScope shall, and shall cause their Representatives to, keep each other fully informed in relation to the status of any such pending indemnity claim. CommScope shall, and shall cause its Representatives to, not settle or compromise any indemnity claim against Lucent relating to CommScope or such Representatives (other than relating to the value of such Person's financial investment in the Cable JV) without the consent of Furukawa, such consent not to be unreasonably withheld. Any amounts received by a Buyer Entity or Furukawa pursuant to any indemnity claim made on behalf of another person who suffered the loss shall be turned over to such person. If more than one Lucent Indemnified Person suffered the loss, such recovery shall be divided among those Lucent Indemnified Persons in an equitable manner. In the event that a Lucent Indemnified Person is precluded from recovering a loss (or part thereof) that it would otherwise be indemnified against by Lucent (whether in its own right or through the exercise of a Buyer Entity's or Furukawa's rights under the Purchase Agreement) due solely to the fact that Lucent has satisfied the 50% of Purchase Price cap on its indemnification obligation under the Purchase Agreement, such Lucent Indemnified Person shall be entitled to receive contribution from Lucent Indemnified Persons that have received indemnity payments from Lucent pursuant to Section 9.3(a) of the Purchase Agreement (whether in their own right or through the exercise of a Buyer Entity's or Furukawa's rights under the Purchase Agreement) based upon the amount each Lucent Indemnified Person would have received if all of the claims pursuant to Section 9.3(a) had been treated as a single claim. In addition to the foregoing, Furukawa shall, at the reasonable request of CommScope, exercise such other rights it may have pursuant to the Purchase Agreement, to the extent the exercise of such rights is reasonably related to the Buyer Entities or their respective businesses. In the event that Lucent seeks indemnification from Furukawa or any of its Affiliates as a result of any claim attributable to CommScope, CommScope shall indemnify, defend and hold harmless Furukawa (in accordance with the procedures for indemnification set forth in the Purchase Agreement, as if Furukawa were entitled to seek indemnification from such person thereunder) against any such claim to the extent such claim is determined to be attributable to CommScope. In the event that Lucent seeks indemnification from CommScope or any of its Affiliates as a result of any claim attributable to Furukawa or any Buyer Entity, Furukawa or such Buyer Entity, as applicable, shall indemnify, defend and hold harmless CommScope (in accordance with the procedures for indemnification set forth in the Purchase Agreement, as if CommScope were entitled to seek indemnification from such person thereunder) against any such claim to the extent such claim is determined to be attributable to Furukawa or a Buyer Entity, as applicable. Furukawa and CommScope shall, and shall cause their respective Representatives to, cooperate such that any Lucent Indemnified Persons coordinate their respective efforts to seek indemnification (either directly or indirectly) from Lucent so as to maximize the potential indemnity recovery to all Lucent Indemnified Persons.

          (b) Notices. To the extent Furukawa receives any notices pursuant to the Purchase Agreement prior to the Closing that relate to the Cable Business, it shall promptly provide a copy of such notices to CommScope.

          (c) Shin-Etsu Letter Agreement. CommScope hereby consents to the Shin-Etsu Letter Agreement.

          Section 5.2. Optical Fiber Supply Agreement. At or prior to the Closing Date, CommScope and Furukawa shall, or shall cause their Subsidiaries to, enter into the definitive
                                    -9-

optical fiber supply agreement, substantially in the form attached hereto as Exhibit 5.2 (the "Supply Agreement").

          Section 5.3. CommScope Sales and Marketing Arrangement. Subject to applicable law, Furukawa and CommScope shall, and shall cause their respective Subsidiaries to, negotiate in good faith to enter into an agreement whereby CommScope would sell and market products manufactured by the Buyer Entities.

          Section 5.4. Letter Agreement. The Letter Agreement is hereby terminated. Concurrent with the execution and delivery of this Agreement, CommScope shall deliver to Furukawa (a) the certificate from Frank B. Wyatt, II required under Section 3 of the Letter Agreement, dated the date hereof (the "Certificate") and (b) the resignations of Frank B. Wyatt, II and any other director, officer, employee or agent of CommScope or any Subsidiary or Affiliate of CommScope from all positions held by any such persons as a director, manager, officer, employee or agent of any Buyer Entity. CommScope shall indemnify Furukawa and the Buyer Entities from any loss or other liability resulting from or arising out of the failure of the Certificate, or the certificate delivered by CommScope under the Letter Agreement on October 11, 2001, to be true and complete in all respects. Concurrent with the execution and delivery of this Agreement, CommScope shall deliver to Furukawa original copies (or if originals are not available, duplicate copies) of all formation and other documents, filings, notices, certificates, powers of attorney, bank account information and any other business documents or records, in each case as may relate to the Buyer Entities, that were made or prepared by, or are in the possession of, CommScope or any of its Representatives on or prior to the date of such delivery that have not previously been delivered to Furukawa, in each case with a reasonable explanation thereof. Notwithstanding anything to the contrary contained in the Letter Agreement, none of Furukawa nor any Representative of Furukawa shall have any liability or obligation to CommScope or any Representative of CommScope under the Letter Agreement.

          Section 5.5. Amended LLC Agreement.
                       ---------------------

          (a) At the Closing, Furukawa and CommScope shall, or shall cause their respective wholly owned Subsidiaries to, execute and deliver the Amended LLC Agreement and any other documents ancillary thereto.

          (b) Notwithstanding anything contained herein to the contrary, none of Furukawa, any Buyer Entity or any Representative of any of the foregoing shall owe any fiduciary duty, other than the duty of a manager of a limited liability company to act with the care of a reasonably prudent person, to any Cable JV Entity or any equity holder or Affiliate of any of the foregoing, and shall only have the duties explicitly set forth in the Amended LLC Agreement. Notwithstanding anything contained herein or in the Amended LLC Agreement to the contrary, no equity holder of the Cable JV or any Representative of any such Person shall have any claim against any other equity holder or any manager of the Cable JV, or any of their respective Representatives, based upon or arising from a claimed breach of a fiduciary duty, duty of loyalty, corporate opportunity doctrine, conflict of interest or any similar basis, and each such Person hereby waives any such claim on behalf of itself and its Subsidiaries and Affiliates. In taking any action, making any decision or exercising any discretion with respect to the Cable JV or its Subsidiaries, Furukawa and its Representatives shall be entitled to consider such interests and factors asthey desire, including their own interests or those of their Affiliates, and shall have no duty or obligation (i) to give any consideration to the interest of or factors affecting the Cable JV or any other Person or (ii) to abstain from participating in any vote or other action of the Cable JV or any of its Subsidiaries or Affiliates, or any board of directors, board of managers or similar governing body of any of the foregoing. Nothing contained in this Section 5.5 shall constitute a waiver of any claim for breach of this Agreement by any party hereto.

          (c) CommScope shall indemnify and hold harmless the Cable JV, each member thereof, and any Affiliate of any of the foregoing (each, a "Furukawa Indemnity") from any Losses and Expenses (as defined in the Amended LLC Agreement) arising from (i) any breach by the CTV Member of
Section 4.19 or Section 6.9(c) of the Amended LLC Agreement (except, in the case of Section 6.9(c) of the Amended LLC Agreement, to the extent that any such Losses and Expenses result directly from Furukawa's (or its Affiliates') failure to notify CommScope of an amendment, modification or waiver of the Corning Patent License (as defined in the Amended LLC Agreement), including Appendix A thereto) or (ii) any federal, state or foreign antitrust law resulting from the participation of any CommScope Optical Designee (as defined in the Amended LLC Agreement) in the affairs of the Cable JV and its Subsidiaries.

          Section 5.6. Right to Put Membership Interest in the Cable JV. CommScope shall have the absolute and unconditional one-time right to sell to Furukawa or Furukawa's designees (provided that no such designation shall release Furukawa from any liabilities or obligations under this
Section 5.6) all, but not less than all, of the Membership Interests (as defined in the Amended LLC Agreement) owned by CommScope and its Affiliates for an amount in cash equal to $173,388,000.00 (the "Exercise Price"). The put right set forth in this Section 5.6 may be exercised by CommScope by the delivery of a written notice of exercise, which exercise shall be irrevocable, to Furukawa (the date of such delivery, the "Exercise Date"). Such written notice of exercise may only be delivered during the period (the "Exercise Period") commencing on the earlier to occur of (i) May 1, 2004 and (ii) the date that the Cable JV delivers to the CTV Member, in accordance with Section 10.2 of the Amended LLC Agreement, audited financial statements for the fiscal year ending December 31, 2003 and ending on the date that is three months after such date. No exercise or notice of exercise of the put right set forth in this Section 5.6 shall be effective if made or delivered other than during the Exercise Period. Furukawa or its designees shall pay the Exercise Price to CommScope no later than 100 calendar days following the Exercise Date, by wire transfer of immediately available funds to an account designated by CommScope no later than five Business Days prior to the date of such payment. Furukawa agrees that if any amount outstanding or capable of becoming outstanding under the Revolving Credit Agreement is subordinated in right of payment to any other indebtedness of the Company, then Furukawa hereby fully and unconditionally guarantees the obligations of the Company under Section 3.2 of the Revolving Credit Agreement. If Furukawa fails to pay the Exercise Price in full when due, Furukawa shall pay (i) default interest on the Exercise Price at a rate per annum equal to Three-month LIBOR (as defined in the Revolving Credit Agreement) plus 2.75% from the date that is 100 calendar days from the Exercise Date to the date the Exercise Price and all accrued default interest are paid in full and (ii) all of CommScope's reasonable out-of-pocket costs and expenses incurred to collect payment of the Exercise Price and any accrued default interest thereon, it being understood and agreed that CommScope shall be entitled to retain legal counsel of its choice.

          Section 5.7. Registration Rights. Following an initial public offering of securities of the Cable JV or any entity in which the Cable JV is reorganized in contemplation of an initial public offering, CommScope shall have (a) four demand registration rights to sell, pursuant to any such demand registration, in each case, not less than (i) $75 million of its equity interest in the Cable JV and (ii) 5% of the fully-diluted equity interests in the Cable JV then outstanding and (b) unlimited piggyback rights with respect to its equity interest in the Cable JV; provided that, in the event that any managing underwriter in any such offering with respect to which CommScope seeks to exercise its piggyback rights advises Furukawa or its Subsidiaries that CommScope's participation in such offering, for any reason, including without limitation the resulting size of the aggregate equity interests contemplated to be sold in the offering or the identity of the proposed sellers of such equity interests in such offering, would adversely affect the marketing of the distribution contemplated by such offering or the timing or terms of such offering obtained by the sellers in such offering, CommScope shall (but none of Furukawa, the Cable JV or any Subsidiary of Furukawa shall be required to) reduce or eliminate, as advised by any managing underwriter, the amount of equity interests in the Cable JV to be sold by CommScope in such offering. Furukawa and CommScope shall negotiate customary terms (including lock-up and black-out restrictions) with respect to such registration rights. Notwithstanding the foregoing, nothing herein shall require the Cable JV, or Furukawa to cause the Cable JV, to engage in any initial public offering of any securities of the Cable JV or any Subsidiary of the Cable JV, or otherwise offer or sell any securities of the Cable JV or any Subsidiary of the Cable JV in any public offering or otherwise.

          Section 5.8. Fiber Sourcing. CommScope acknowledges and agrees that, except as set forth in the Supply Agreement, notwithstanding anything contained herein to the contrary, none of Furukawa, the Cable JV, any other Buyer Entity nor any Representative of any of the foregoing shall have any obligation to procure fiber from, place orders for fiber with or utilize the fiber manufacturing capacity of, any Cable JV Entity (even if such fiber is to be used by or on behalf of a Cable JV Entity). CommScope acknowledges and agrees that, notwithstanding the fact that Fitel is expected to be a wholly owned subsidiary of the Cable JV, Furukawa (rather than any Cable JV Entity) shall have the right to supply all of the fiber requirements of Fitel and any successor or assign thereof.

          Section 5.9. Fitel USA. CommScope acknowledges and agrees that, notwithstanding anything contained herein to the contrary, any Cable JV Entity may procure such services from Furukawa, Fitel USA or their Affiliates as may be deemed necessary or advisable in the sole discretion of Furukawa, Fitel USA and/or any such Cable JV Entity, including without limitation transition services procured from Lucent under the Transition Services Agreement and such other operational and/or administrative services commonly provided by a parent entity to its Subsidiaries; all determinations with respect to the nature, scope, fees and other bases on which such services may be provided to any Cable JV Entity (which may or may not be at arm's-length) shall be made in the sole discretion of Furukawa, Fitel USA and/or such Cable JV Entity.

          Section 5.10. Revolving Credit Agreement. At or prior to the Closing Date, CommScope and Furukawa shall cause their Subsidiaries to enter into the Revolving Credit Agreement.

                                ARTICLE VI

                     PUBLIC STATEMENTS; CONFIDENTIALITY

          Section 6.1. Public Statements. Promptly following the execution and delivery of this Agreement, CommScope shall issue the press release attached hereto as Exhibit 6.1-A and Furukawa shall issue a press release in Japanese, the English translation of which is attached hereto as Exhibit 6.1-B. CommScope shall, and shall cause its Representatives, (i) not to make other public statements with respect to this Agreement (or the MOU), the Letter Agreement or the transactions contemplated hereby or thereby, without the prior written consent of Furukawa, except as may be required by law (provided that CommScope furnishes Furukawa with prior notice and the opportunity to comment upon any proposed statement required by law) and
(ii) for 24 months following the date of this Agreement, not to make any public statements disparaging Furukawa, OFS, the Buyer Entities, any Subsidiary or Affiliate of Furukawa or the business, financial condition, strategy, prospects, methods of operation, results of operations or employees of any of the foregoing. Furukawa shall, and shall cause its Representatives, for 24 months following the date of this Agreement, not to make any public statements disparaging CommScope, any Subsidiary or Affiliate of CommScope or the business, financial condition, strategy, prospects, methods of operation, results of operations or employees of any of the foregoing that is inconsistent with the statement of Furukawa attached hereto as Exhibit 6.1-B.

          Section 6.2. Confidentiality.
                       ---------------

          (a) Except as set forth in Section 6.3 hereof, CommScope shall, and shall cause its Subsidiaries and Affiliates to, maintain all Transaction Information in accordance with the terms and conditions of the Confidentiality Agreement as if such information were Confidential Information as defined by the Confidentiality Agreement; provided that any provision permitting CommScope to disclose any Transaction Information to any of its financing sources or any other Person shall be deemed to be deleted therefrom from the date hereof. Notwithstanding anything contained herein or in the Confidentiality Agreement to the contrary (and, to the extent that such agreements are in effect, except as expressly permitted by the Cross-License or the Supply Agreement), CommScope shall, and shall cause its Subsidiaries and Representatives, not to use any Transaction Information, or information otherwise received from any Cable JV Entity, for any purpose whatsoever other than for the purpose of monitoring its minority equity investment in the Cable JV. By way of example, and not limiting the generality of the foregoing, CommScope shall, and shall cause its Subsidiaries and Representatives to, not use any Transaction Information, or information otherwise received from the Cable JV, to manufacture optical fiber (including ocean fiber).

          (b) To the extent that CommScope or its Representatives have provided to Furukawa any Confidential Information that relates exclusively to CommScope's business or operations, Furukawa shall maintain such Confidential Information in accordance with the terms and conditions of the Confidentiality Agreement as if such information were Confidential Information thereunder.

          Section 6.3. Privileged Information. Without Furukawa's prior written consent, CommScope shall not waive any privilege in respect of any Transaction Information or other oral or written communications or materials made or prepared in connection with the transactions contemplated by this Agreement (or the MOU), by the Purchase Agreement, the Letter Agreement or any Collateral Agreement.

                                ARTICLE VII

                                COOPERATION

          Section 7.1. Cooperation. Whether before, at or after the Closing, CommScope shall, and shall cause its Representatives to, cooperate with and use their reasonable best efforts to assist Furukawa, the Buyer Entities and their Representatives in doing all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby and/or by the Purchase Agreement or the Collateral Agreements, as such transactions relate to the aspects of the Buyer Entities that CommScope had participated in prior to the date hereof (other than the Initial Entities), including using reasonable best efforts to facilitate the transition of Furukawa as supervisor over the formation, establishment and preparation of the Buyer Entities and the establishment of plans, programs and procedures to provide compensation and benefits to employees and otherwise to enable the Buyer Entities to manage their respective work forces ("Employee Matters") (including coordinating with any outside accountants, consultants, attorneys or advisors retained by Furukawa, CommScope and/or any Buyer Entity in connection with the transactions contemplated by this Agreement (or the MOU), the Purchase Agreement or the Collateral Agreements). Without limiting the generality of the foregoing, CommScope shall make the persons described in the next sentence available to Furukawa, the Buyer Entities and their Representatives for consultation and information transfer to the extent reasonably necessary or advisable to assist Furukawa, the Buyer Entities and their Representatives to accomplish the tasks described in the preceding sentence in a timely and efficient manner; provided, that, following the Closing, (a) CommScope shall not be obligated to make any such persons available to the extent that it would materially disrupt CommScope's business and (b) Furukawa or such Buyer Entities, as applicable, shall reimburse CommScope for its reasonable out-of-pocket cost and expense of making such persons available after the Closing. The persons referred to in the preceding sentence are those employees or Representatives of CommScope who have knowledge or experience with respect to the work that has been done by CommScope or its Representatives regarding Lucent, OFS and/or the Buyer Entities, in each case, in connection with the transactions contemplated by this Agreement (or the MOU), the Purchase Agreement or the Collateral Agreements, including without limitation work relating to the hiring of OFS employees, the provision of human resources transition services by Lucent and/or other Employee Matters. CommScope hereby agrees to waive any conflict of interest that could preclude Furukawa, the Buyer Entities or any Subsidiary, Affiliate, successor or assign of any of the foregoing from using any outside accountants, consultants, attorneys, advisors or other persons to assist with the efforts described in this Section 7.1. From time to time, whether before, at or following the Closing, Furukawa and CommScope shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to the Cable JV and the other Buyer Entities all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to the Cable JV and the other Buyer Entities at the Closing and to assure fully to the Cable JV and the other Buyer Entities the assumption of the liabilities and obligations intended to be assumed by the Cable JV and the other Buyer Entities at the Closing.

          Section 7.2. Division of OFS.
                       ---------------

          (a) Furukawa shall, with the support of CommScope and Lucent, determine the allocation of the assets and liabilities of OFS to be acquired pursuant to the Purchase Agreement that constitute the Cable Business. Furukawa shall consult with CommScope regarding the allocation of such assets and liabilities to the Cable Business.

          (b) At the Closing, the Cable JV Entities shall acquire the Cable Business from Lucent for the price of $940,677,227.72, subject to the adjustments set forth in the Purchase Agreement and Section 2.3 hereof.

          (c) At the Closing, Furukawa, through one or more Buyer Entities other than the Cable JV Entities, shall acquire the Fiber Business, the Specialty Business, the FOAP Business and/or the Research Business for the price of $1,359,322,772.28, subject to the adjustments set forth in the Purchase Agreement and Section 2.3 hereof.

                               ARTICLE VIII

                          EMPLOYEE RELATED MATTERS


          Section 8.1. Non-solicitation. None of CommScope or its Affiliates shall at any time prior to three years from the Closing, directly or indirectly, solicit the employment of any employee of Furukawa, OFS, the Buyer Entities, any Subsidiary or Affiliate of any of the foregoing or any successor or assign of any of the foregoing (each a "Furukawa Covered Entity") without Furukawa's prior written consent. None of Furukawa or its Affiliates shall at any time prior to three years from the Closing, directly or indirectly, solicit the employment of any employee of CommScope, any Subsidiary or Affiliate of CommScope or any successor or assign of any of the foregoing (each a "CommScope Covered Entity," and together with the Furukawa Covered Entities, the "Covered Entities") without CommScope's prior written consent; provided, however, that Furukawa may solicit the employment of Marvin S. Edwards, Jr. For purposes of this
Section 8.1, the term "solicit the employment" shall not be deemed to include (a) generalized searches for employees through media advertisements, employment firms or otherwise that are not focused on persons employed by any Covered Entity or (b) circumstances in which employees of a Covered Entity provide unsolicited applications for employment to such person (other than in response to a search covered by clause (a) above). This restriction shall not apply to any employee whose employment with a Covered Entity is involuntarily terminated by such Covered Entity after the Closing. Solicitation of employment shall be deemed to occur if the persons who perform such solicitation have knowledge of this restriction or if such persons have no knowledge of this restriction but a party hereto or its Affiliate's employees with knowledge of this restriction have advance knowledge of any such solicitation. Each of Furukawa and CommScope shall use its reasonable best efforts to communicate the restrictions imposed by this Section 8.1 to all persons who would reasonably be expected to engage in such solicitations and instruct such persons to comply with such restrictions.

                                 ARTICLE IX

                                 CONDITIONS


          Section 9.1. Furukawa Conditions. The obligations of Furukawa to effect the consummation of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived in writing by Furukawa in its sole discretion:

          (a) the Closing shall be consummated substantially simultaneously; and

          (b) CommScope shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing, including executing the documents contemplated hereby.

          Section 9.2. CommScope Conditions. The obligations of CommScope to effect the consummation of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived in writing by CommScope in its sole discretion:

          (a) other than Amendment No. 1 to the Purchase Agreement, there shall have been no amendment to the Purchase Agreement or Collateral Agreements that is materially adverse to the Cable Business or CommScope's interest therein;

          (b) each of the conditions set forth in Section 8.1, Section 8.2(a) and Section 8.2(b) of the Purchase Agreement shall have been satisfied and each of the Collateral Agreements shall have been delivered to CommScope, in each case at or prior to the Closing, other than such conditions that Furukawa may waive, after notice to CommScope, which do not have a material adverse effect on the Cable Business or CommScope's interest therein;

          (c) the Closing shall be consummated substantially simultaneously; and

          (d) Furukawa shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing, including executing the documents contemplated hereby.

                                 ARTICLE X

                                TERMINATION

          Section 10.1. Termination. This Agreement may be terminated at any time prior to the Closing Date by:

          (a) Mutual Consent. The mutual written consent of Furukawa and CommScope;

          (b) Termination of the Purchase Agreement. Furukawa or CommScope, if the Purchase Agreement is terminated in accordance with its terms;

          (c) Failure of Furukawa Condition. Furukawa upon written notice to CommScope if any of the conditions set forth in Section 9.1 hereof shall have become incapable of fulfillment and shall not have been waived in writing by Furukawa;

          (d) Failure of CommScope Condition. CommScope upon written notice to Furukawa if any of the conditions set forth in Section 9.2 hereof shall have become incapable of fulfillment and shall not have been waived in writing by CommScope; or

          (e) Breach. By Furukawa or CommScope, if the other party hereto shall have breached or failed to comply in any material respect with any of its agreements or obligations under this Agreement, which breach, except in the case of a breach of Section 2.1 hereof, shall not have been cured, if curable, within two Business Days following notice of such breach but in any event prior to the Closing Date.

          Section 10.2. Effect of Termination. In the event of the termination of this Agreement in accordance with Section 10.1 hereof, (a) this Agreement shall become void and have no effect, without any liability on the part of any party hereto or its directors, officers or stockholders, except for the representations, warranties and obligations of the parties hereto as set forth in Article III, Section 5.4, Article VI (provided that, in the event of a termination pursuant to Section 10.1(e), the obligations set forth in Section 6.1 shall not apply to the non-breaching party from and after such termination), Section 7.1, Section 8.1 and this Section 10.2, each of which shall survive the termination of this Agreement, provided that, notwithstanding anything in this Agreement to the contrary, neither Furukawa nor CommScope shall be relieved or released from any liabilities or damages arising out of its breach of any provision of this Agreement and (b) CommScope shall, and shall cause its Representatives to, promptly, but no later than five Business Days after the date of such termination, deliver to Furukawa all Transaction Information in the possession of, or that has been furnished to, CommScope or any of its Representatives, and will not retain any copies, extracts or other reproductions in whole or in part of such Transaction Information.

                                ARTICLE XI

                             GENERAL PROVISIONS

          Section 11.1. Expenses. Following the Closing, Furukawa shall cause the Cable JV to reimburse CommScope or Furukawa, as applicable, for the Reimbursable Expenses indicated on such party's Statement. CommScope or Furukawa, as applicable, shall represent and warrant to the Buyer Entities that each expense (including the nature and amount of such expense) set forth on such party's Statement is a Reimbursable Expense as defined herein. The Cable JV and its representatives and agents shall have the right to review and perform an audit of the Statement (and CommScope or Furukawa, as applicable, shall cooperate and cause its representatives and agents (including its accountants and auditors) to cooperate in such audit), the reasonable cost and expense of which shall be reimbursed by CommScope or Furukawa, as applicable, in the event that the amount of Reimbursable Expenses reflected on such Statement were overstated by more than 5%.

          Section 11.2. Assignment. This Agreement may not be assigned by any party hereto without the other party's consent; provided, however, that each party hereto shall have the right to assign this Agreement and to assign its rights and delegate its duties under this Agreement, either in whole or in part, at any time upon notice to the other party and without the other party's consent, to (a) any present or future direct or indirect wholly-owned Subsidiary of such assigning party or (b) any person to whom such party has transferred all of its Membership Interests in the Cable JV (as defined by the Amended LLC Agreement) in accordance with Article VI of the Amended LLC Agreement (provided that following any assignment pursuant to this clause (b) to any person other than a present or future direct or indirect wholly-owned Subsidiary of such assigning party, Section 4.2 hereof shall become void and have no effect). Notwithstanding the foregoing, such assignment or delegation shall not release such assigning party from any of its obligations or liabilities under this Agreement.

          Section 11.3. Governing Law. This Agreement shall be governed in accordance with the laws of the State of New York irrespective of the choice of laws principles of the State of New York.

          Section 11.4. Entire Agreement. This Agreement, the Framework Agreement, the Financing Agreement and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, including without limitation the MOU which is amended and restated in its entirety by this Agreement.

          Section 11.5. Counterparts. This Agreement may be executed in one or more counterparts, and by facsimile, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          Section 11.6. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by each of Furukawa and CommScope.

          Section 11.7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their successors and permitted assigns.

          Section 11.8. Notices. All notices and other communications hereunder shall be in writing and shall be delivered by hand, telecopy, facsimile or next-day courier service and shall be deemed given when delivered. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

      If to Furukawa, to:     The Furukawa Electric Co., Ltd.
                              6-1, Marunouchi 2-chome
                              Chiyoda-Ku
                              Tokyo  100-8322

                              Attention: Mr. Koichi Nakamura
                              Facsimile:  011-81-3-3286-3919


      With a copy to:         Masuda & Ejiri
                              399 Park Avenue, 18th Floor
                              New York, New York  10022
                              Attention:  Junji Masuda
                              Facsimile:  (212) 486-2614

      With a copy to:         Wachtell, Lipton, Rosen & Katz
                              51 West 52nd Street
                              New York, New York  10019
                              Attention:   Eric S. Robinson
                                           David C. Karp
                              Facsimile:  (212) 403-2000

      If to CommScope, to:    CommScope, Inc.
                              Lenoir-Rhyne Boulevard, SE
                              Hickory, North Carolina  28603-0339
                              Attention: Frank B. Wyatt, II
                              Facsimile:  (828) 431-2520

    With a copy to:           Fried, Frank, Harris, Shriver & Jacobson
                              One New York Plaza
                              New York, New York  10004
                              Attention:  Christopher Ewan
                              Facsimile: (212) 859-8588

          Section 11.9. Third Party Beneficiaries. This Agreement shall not provide any Person other than Furukawa or CommScope with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement; provided that, notwithstanding the foregoing, Furukawa and CommScope intend, and hereby expressly agree, that each of CommScope's and Furukawa's Subsidiaries shall be a third party beneficiary of this Agreement and shall have the right to enforce CommScope's and Furukawa's respective rights hereunder in accordance with the terms hereof.

          Section 11.10. Survival. It is the express intention and agreement of CommScope and Furukawa that this Agreement shall survive the Closing.

          Section 11.11. Consent to Jurisdiction. Each of Furukawa and CommScope irrevocably submits, and agrees to cause their Subsidiaries and Affiliates to irrevocably submit to, the exclusive jurisdiction of the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and each agrees that no such action, suit or proceeding relating to this Agreement or any transaction contemplated hereby shall be brought by it or any of its Subsidiaries or Affiliates except in such court). Each of Furukawa and CommScope further agrees, and agrees to cause their Subsidiaries and Affiliates to agree, that service of any

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process, summons, notice or document by U.S. registered mail to such person's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of Furukawa and CommScope irrevocably and unconditionally waives (and agrees not to plead or claim), and agrees to cause its Subsidiaries and Affiliates to irrevocably and unconditionally waive (and not to plead or claim), any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the United States District Court for the Southern District of New York or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

          Section 11.12. Waiver of Jury Trial. Each of Furukawa and CommScope hereby waives, and agrees to cause each of its Subsidiaries and Affiliates to waive, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of Furukawa and CommScope (a) certifies that no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.12.

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          IN WITNESS WHEREOF, Furukawa and CommScope have caused this
Agreement to be duly executed and delivered on their behalf by their duly authorized representative, intending to be legally bound hereby, as of the day and year first written above.

                                     THE FURUKAWA ELECTRIC CO., LTD.


                                     By: /s/ Katsuhiko Okubo
                                        --------------------------------
                                        Name: Katsuhiko Okubo
                                        Title: Senior Managing Director

                                     COMMSCOPE, INC.


                                     By: /s/ Frank M. Drendel
                                        --------------------------------
                                        Name:  Frank M. Drendel
                                        Title: Chief Executive Officer






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